                                                                    EXHIBIT 10.2


                        DRY FELT PURCHASE/SALE AGREEMENT

         THIS AGREEMENT made effective as of April 1, 1995 (the "Agreement") by and between Tarco, Inc., an Arkansas Subchapter S Corporation and Tarco of Texas, a Texas Subchapter S Corporation, hereinafter referred to as "Tarco", with its principal place of business located in North Little Rock, Arkansas, and Striker Paper Corporation, an Arkansas corporation, hereinafter referred to as "Striker" with its executive and administrative offices located in Houston, Texas.

                              W I T N E S S E T H:

         WHEREAS, Tarco is a manufacturer of a broad line of organic (felt-based) rolled roofing products primarily for sale to the residential roofing market, with manufacturing facilities in the South Central United States; and

         WHEREAS, since 1991 Striker has been engaged at its parent corporations' Stephens, Arkansas plant in the business of recycling and manufacturing of pulp product into paper-based felt and the asphalt saturation of paper-based felt into rolled roofing products; and

         WHEREAS, all price and cost amounts referred to in this Agreement and any schedule attached hereto, shall mean, and are hereby agreed to be denominated in, U.S. dollars; and

         NOW THEREFORE, in consideration of the above recitals and the mutual and dependent covenants and agreements contained in this Agreement, the parties hereto agree as follows:

         1. Term. Except as otherwise hereinafter provided, this Agreement shall continue in full force and effect for a period commencing April 1, 1995 and ending November 15, 1995 (the "Initial Term"), and shall continue in effect for an additional term commencing January 15, 1996 and ending November 15, 1996 and for successive terms commencing January 15 and ending November 15 of each calendar year thereafter (each a "Renewal Term") unless and until either party hereto elects to terminate this Agreement after the Initial Term by giving written notice of termination to the other not less than 60 days prior to the beginning of any Renewal Term beginning with the January 15, 1997 to November 15, 1997 renewal term.

         2.      Provisions Regarding Dry Felt.

                 (a) During the term of this Agreement, Tarco agrees to purchase from Striker the minimum monthly quantity of dry felt set forth below (the "Minimum Monthly Purchase Amount"):

                 Basis Weight                      Minimum Quantity(1)
                 ------------                      -------------------
         Heavy-Weight Dry Felt (31-551b)                    600 tons
         Light-Weight Dry Felt (21-301b)                      0 tons

- ---------------
         (1) Note: Minimum Monthly Purchase Amount shall be 1/2 of the above quantity for any 15 day calendar month during the Initial or any Renewal Term of this Agreement.

according to the current specification parameters with respect to heavy-weight dry felt currently being manufactured by Striker for Tarco at the date hereof, FOB Striker plant shipping point, at a purchase price per ton (the "Dry Felt Purchase Price") as set forth in Schedule 2(a) hereto, and Striker agrees to cause to be manufactured and to sell to Tarco such Minimum Monthly Purchase Amount of dry felt on the terms set forth herein and in Schedule 2(a).

         3.      Order and Shipping Procedures.

         With respect to orders of dry felt purchased by Tarco from Striker pursuant to Section 2, the following shall apply:

                 (a) Orders. On or about the 28th day of each month during the term of this Agreement, Striker shall deliver a sales order to Tarco for the quantity (not less than the Minimum Monthly Purchase Amount) and weights of dry felt to be purchased by Tarco from Striker the following month, which dry felt shall be shipped to Tarco in accordance with the provisions of Section 4(d). With respect to any month and with respect to which Striker is informed in advance by Tarco that it wishes to purchase a quantity of dry felt in excess of the Minimum Monthly Purchase Amount, Striker agrees, in good faith, to endeavor to furnish to Tarco the amount of dry felt in excess of the Minimum Monthly Purchase Amount for such month, to the extent possible within the constraints of the manufacturing capacity of Striker and the level of its prior third party customer commitments.

                 (b) Invoices. Striker will bill Tarco at time of shipment by written invoice which shall contain the following information relating to the dry felt shipped:

                 (i)      Description

                 (ii)     Quantity and basis weight, and

                 (iii)    Per ton purchase price applicable.

All local, state and U.S. federal excise, sales and use taxes, when applicable, shall be stated separately on Striker's invoice.

                 (c) Payment of Purchase Price; Freight Charges; Title Passage. Tarco shall pay Striker the Dry Felt Purchase Price, as the case may be, of all dry felt shipped pursuant to this Agreement within 30 days after the date of shipment thereof from a Striker plant to the location designated by Tarco (the "Designated Location"). Freight and other charges associated with transportation of all dry felt shipped by Striker to Tarco hereunder, including insurance, shall be borne and paid by Tarco unless Tarco requests in advance that Striker arrange for transportation of the dry felt to be shipped to it hereunder by a third party. If transportation of dry felt shipped is arranged by Striker for Tarco by a third party, freight and other charges of the carrier will be billed as a separate line item on the invoice by Striker to Tarco and any such transportation and





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
related charges shall be paid by Tarco to Striker within 30 days from date of shipment of the dry felt for which such freight charges are incurred. Title to all dry felt manufactured and shipped by Striker to Tarco under the provisions of this Agreement, as well as all risk of loss with respect thereto, shall pass to Tarco at Striker's plant shipping point at time of shipment.

                 (d) Shipments; Time and Preparation. Striker shall ship to, or make available for pick-up by, Tarco within 30 days of manufacture the quantity and weight of dry felt purchased by and sold to Tarco under the provisions of Sections 2 and 3 of this Agreement. The dry felt sold to Tarco shall be suitably prepared for shipping by Striker, and such preparation for shipment shall not be materially different than that done with respect to shipments of dry felt by Striker to Tarco before the effective date of this Agreement. No charge shall be made to Tarco for the cost of packing, packaging and loading the dry felt. The cost of shipping to, and unloading at, the Designated Location shall be borne by Tarco.

                 (e) Claims for Damage During Shipment. Any discernible loss or damage to a shipment made or arranged by Striker pursuant to paragraph
(c) above must be indicated by a notation with respect thereto made by Tarco or the carrier's agent on the delivery receipt before the receipt is signed by Tarco. Notation must clearly specify the extent of the discernible loss, shortage or damage. Concealed damage must be reported to Striker or the third party carrier within five days from the date of delivery to Tarco. The filing of claims with a third party carrier for loss or damage in transportation must be made within one month after date of delivery to Tarco, or in case of non-delivery, within two months after a reasonable time for delivery has elapsed. If Tarco desires the assistance of Striker in filing such claims, Tarco must report the claims asserted to Striker within a reasonable time so as to enable Striker to comply with the carrier's requirements.

                 (f) Quality; Inspection. All dry felt manufactured by Striker for Tarco shall be manufactured in accordance with the specifications of dry felt currently being purchased by Tarco from Striker as at the date hereof and heretofore accepted by Striker. During the term of this Agreement, Tarco may elect from time to time to inspect any dry felt manufactured by Striker for shipment to Tarco hereunder during the time the dry felt is held at Striker's plant in Stephen's Arkansas and pending its shipment to Tarco. If Tarco elects to perform any such inspection, Striker shall provide all reasonable facilities and assistance to Tarco and its representatives for the purpose of such inspection, without cost to Tarco. At the time of any such inspection, Striker shall make available to Tarco and its representatives copies of all dry felt specification letters and applicable inventory records with respect to the dry felt to be inspected. If Tarco should reject any dry felt so inspected, Tarco shall promptly notify Striker of such rejection in writing, specifying in detail the reasons for its rejection. Striker shall then have the option to replace the rejected and non-conforming dry felt or to make an acceptable adjustment otherwise with respect thereto with Tarco. Any representative of Tarco sent by it to conduct any inspection(s) permitted under the provisions of this Section 4(f) must be a full time bona fide employee of Tarco.





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

                 (g) No Warehousing. All dry felt to be manufactured and sold by Striker to Tarco hereunder is to be shipped to, or made available for pick-up by, Tarco within 30 days of manufacture, and title thereto passes hereunder at Striker's plant shipping point at time of shipment. If, however, arrangements for shipping of dry felt are not made by Tarco or Tarco fails to pick up any quantity of dry felt ordered by it hereunder within such 30-day period, Striker shall not be obligated to store or warehouse any dry felt which Tarco has failed for any reason to make arrangements to ship or pick up within such time period, and Striker shall promptly notify Tarco of this fact and the quantity of dry felt involved. If within five business days after such notice to Tarco, such dry felt has not been removed from Striker's plant premises, Striker shall then have the right to arrange for storage of such dry felt at Tarco's expense off-site Striker's premises and at Tarco's risk of loss.

         4. Price Adjustments. During the term hereof, if there is a market increase or decrease of 5% or greater within any month during the term hereof compared to the immediately preceding month or interim monthly period in the price of old corrugated containers, mixed paper, new print or other papers, wood chips, sawdust, woodflour and/or other pulp materials (the "Raw Materials") necessary to manufacture the dry felt to be sold to Tarco under Sections 2 and 3 above, then Striker will adjust the per-ton Dry Felt Purchase Price set forth in Schedule 2(a) by delivering to Tarco written notice of the computed adjustment in the Dry Felt Purchase Price. In no event shall the Dry Felt Purchase Price be adjusted to an amount less than the Dry Felt Purchase Price determined under Schedule 2(a). In no event shall the Dry Felt Purchase Price be adjusted to an amount less than the Dry Felt Purchase Price determined under Section 2(a) and, if Tarco rejects Striker's Dry Felt Purchase adjustment in the manner provided herein for the reason that Tarco asserts that Striker's proposed adjustment is greater than 105% of the average of two current separate per ton dry felt purchase price quotes obtained by Tarco from two independent outside domestic dry felt suppliers used by Tarco, which quotes are no more than two weeks old and may be evidenced by invoices of the suppliers or by signed letters of the suppliers on their respective letterheads, the Dry Felt Purchase Price shall not be adjusted to an amount that is more than 105% of the average of the two independent outside domestic suppliers dry felt purchase quotes of Tarco provided to Striker. Striker will endeavor to provide 10-14 day advance notice regarding the effective date of any price change. Tarco shall have 5 business days from the receipt date of Striker's computed adjustment notice within which to accept or reject Striker's computed Dry Felt Purchase Price adjustment. If Tarco fails to respond in writing within such 5-business day period, Striker will assume the Dry Felt Purchase Price adjustment has been accepted. If Tarco responds in writing within the 5-business day period rejecting the Dry Felt Purchase Price adjustment, the following shall apply:

                 (a) Good Faith Negotiations. If Tarco rejects Striker's proposed Dry Felt Purchase Price adjustment, Striker and Tarco shall enter into good faith negotiations, for a period of not more than 5 days, to reach an agreement on the adjustment of the Dry Felt Purchase Price. During this 5 day period, executives of both parties who are familiar with the facts of the proposed Dry Felt Purchase Price adjustment shall meet at a mutually acceptable time and place to exchange relevant information and to attempt to resolve the disagreement.

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
                 (b) Mediation. In the event Striker and Tarco are unable to reach agreement with respect to Striker's computed adjustment of the Purchase Price pursuant to Section 4(a) above, then Striker and Tarco agree to try in good faith, for a period of 60 days (the "Mediation Period") to settle the disagreement by mediation. Each of Striker and Tarco shall have 5 business days with which to designate in writing one or more individuals with authority to resolve the dispute on its respective behalf. Within 10 business days after the date of designation of the authorized individual(s) of each of Striker and Tarco, such individuals shall make a good faith effort to select a person to mediate the computed Purchase Price adjustment. If no mediator has been selected under this procedure within such time period, the individual(s) authorized to act on behalf of each of Striker and Tarco shall jointly request a State or Federal District Judge of their choosing sitting in Houston, Harris County, Texas, acting in his individual capacity (or if they cannot agree, the then-acting President of the Houston Bar Association), to supply within 10 business days a list of potential qualified attorney-mediators. Within 5 business days after receipt of the list, the individual(s) acting on behalf of each of Striker and Tarco shall rank the proposed mediators in numerical order of preference, simultaneously exchange such list, and select as the mediator the individual receiving the highest combined ranking. If such mediator is not available to serve, the parties shall proceed to contact the mediator who was next highest in ranking until a mediator is selected from such list. In consultation with the mediator selected, the parties shall then promptly designate a mutually convenient time and place in Houston, Texas for the mediation, such time to be no later than 15 days after selection of the mediator. In the mediation, each party shall be represented by persons with authority and discretion to negotiate a resolution of the computed Purchase Price adjustment, and may be represented by counsel. The mediator shall determine the format for the meetings, and the mediation session shall be private. The mediator will keep confidential all information learned in private caucus with any party unless specifically authorized by such party to make disclosure of the information to the other party. The parties agree that the mediation shall be governed by the provisions of Chapter 154 of the Texas Remedies and Practice Code and such other rules as the mediator shall prescribe. Fees and expenses of the mediator shall be shared equally by the parties. The mediator shall be disqualified as a witness, consultant, expert or counsel for any party with respect to the matter being mediated and any related matters. Mediation is a compromise negotiation for purposes of federal and state mediation and constitutes privileged communication under Texas law. The entire mediation process is confidential and the conduct thereof and all statements, promises, offers, views and opinions expressed during the course thereof shall not be discoverable or admissible in any legal proceeding for any purpose.

                 (c) Arbitration. In the event that Striker and Tarco are unable to reach agreement as to the computed adjustment of the Purchase Price by the end of the mediation Period (or any extension of the Mediation Period by mutual agreement of the parties) the amount of the computed Purchase Price adjustment shall be submitted promptly for resolution to binding arbitration before a single arbitrator who shall be a person who is a retired Civil District Judge formerly sitting in Harris County, Texas selected by the person then serving as the President of the Houston Bar Association at the request of either Striker or Tarco. The arbitrator shall be fully compensated in accordance with his normal hourly or per diem rate for all time spent by

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him on the arbitration proceeding. Pending final award, arbitrator compensation and expenses shall be advanced equally by Striker and Tarco. The arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association. The place of arbitration shall be in Houston, Texas at any location as the arbitrator directs, having due regard for the convenience of the parties, witnesses and the arbitrator. The result of such binding arbitration may be enforced pursuant to the Texas General Arbitration Act.

                 (d) Considerations During Mediation and Arbitration. In determining the amount of the computed Dry Felt Purchase Price adjustment, any mediator or arbitrator engaged in accordance with this Section 4 shall consider the monthly increase or decrease in market prices of the Raw Materials as computed from the prices reported in "Official Board Markets" or other market price sources in the industry. Until final resolution of any computed Dry Felt Purchase Price adjustment pursuant to any written notice of computed adjustment from Striker to Tarco during the term of this Agreement, purchase and sales of dry felt under the terms and provisions of this Agreement shall continue without interruption or abatement, and the Dry Felt Purchase Price to be invoiced in the interim by Striker to Tarco under any provision of this Agreement shall be the Dry Felt Purchase Price computed by Striker; provided, however, that all payments by Tarco to Striker for dry felt throughout the entire interim period and until the subject of the computed adjustment in the Dry Felt Purchase Price is resolved hereunder either by mediation or arbitration shall be made at the Dry Felt Purchase Price in effect immediately prior to delivery by Striker to Tarco of a written notice of computed adjustment. If the result of such mediation or arbitration is an increase in the Dry Felt Purchase Price, Tarco shall owe the difference between the increased price and the price paid by it during the interim period to Striker which increase shall be paid within 15 days following the final determination of the computed adjustment in the Dry Felt Purchase Price; conversely, if the result of such mediation or arbitration is a decrease in the Dry Felt Purchase Price, a credit in the amount of the aggregate decrease shall be owed by Striker to Tarco and shall likewise be paid within 15 days following final determination of such computed adjustment.

                 5. Representations, Warranties and Covenants of Tarco. Tarco represents and warrants to Striker as follows:

                  (a) Organization; Good Standing. Tarco is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas. Tarco has all requisite corporate power and authority and legal right to enter into this Agreement and perform its obligations hereunder.

                 (b) Authority. Tarco has taken all necessary corporate action to approve this Agreement and the performance of its respective obligations hereunder.

                 (c) Compliance with Other Instruments, etc. Neither the execution nor delivery of this Agreement, nor the consummation of the transaction contemplated hereby or thereby will conflict with or result in any violation of, or constitute a default under, any provisions of the

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Certificate of Incorporation or By-laws of Tarco or any material agreement, mortgage, indenture, franchise, license, permit, authorization, lease or other instrument, judgment, decree, order, law or regulation by which Tarco is bound. No consent of any governmental agency or other third party is required to be obtained by Tarco with respect to the transactions contemplated hereby, except for such consents have been obtained before the date hereof.

                 (d) Solvency. Tarco is not insolvent and the transactions referred to in and contemplated by this Agreement do not and will not render Tarco insolvent, and the obligations hereunder to perform such transactions have not been undertaken and committed by Tarco with any actual intent to hinder, delay or defraud any present or future creditor of Tarco. In view of the nature of the particular businesses conducted and proposed to be conducted by Tarco based upon the actual and anticipated needs for capital to operate its respective businesses, the transactions referred to in and contemplated by this Agreement will not leave Tarco with unreasonably small capital with which to engage in their respective businesses, or in any business or transaction in which they intend to engage.

                 (e) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on in a manner such that they will not give rise to any valid claim for a finder's fee, brokerage commission or other like payment by any person intervening in the transactions as a result of actions taken by or on behalf of Tarco.

                 (f) Continuation in Business; Source of Demand. Throughout the term of this Agreement, Tarco shall continue to be engaged in the manufacturing business in which it is engaged at the date of this Agreement and hereby covenants and agrees it and its affiliates will exert every reasonable effort to provide a steady and reliable source of demand for the residential roofing products currently being manufactured by it and for the dry felt product sold by Striker related thereto.

         6. Representations, Warranties and Covenants of Striker. Striker represents and warrants to Tarco as follows:

                 (a) Organization; Good Standing. Striker is a corporation duly organized, validly existing and in good standing under the laws of the state of Arkansas and has all requisite corporate power and authority and legal right to enter into this Agreement and perform its obligations hereunder.

                 (b) Authority. Striker has taken all necessary corporate action to approve this Agreement and the performance of its obligations hereunder.

                 (c) Compliance with Other Instruments, Etc. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereunder, will conflict with or result in any violation of, or constitute a default under, any provision of the Certificate of Incorporation or By-laws of Striker or any material agreement, mortgage, indenture,

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franchise, license, permit, authorization, lease or other instrument, judgment, decree, order, law or regulation by which Striker is bound. No consent of any governmental agency or other third party is required to be obtained by Striker with respect to the transaction contemplated hereby, except for such consents as have been obtained before the date hereof.

                 (d) Solvency. Striker and its parent corporation are not insolvent and the transactions referred to in and contemplated by this Agreement do not and will not render Striker insolvent, and the obligations hereunder to perform such transactions have not been undertaken and committed by Striker with any actual intent to hinder, delay or defraud any present or future creditor of Striker. In view of the nature of the particular business conducted and proposed to be conducted by Striker based upon the actual and anticipated needs for capital to operate such businesses, the transactions referred to in and contemplated by this Agreement will not leave Striker with unreasonably small capital with which to engage in its businesses, or in any business or transaction in which it intends to engage.

                 (e) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on in a manner such that they will not give rise to any valid claim for a finder's fee, brokerage commission or other like payment by any person intervening in the transactions as a result of actions taken by or on behalf of Striker.

                 (f) Continuation in Business; Source of Supply. Throughout the term of this Agreement, Striker and its parent corporations shall continue to be engaged in the felt product recycling and paper-based felt manufacturing business in which they are engaged at the date of this Agreement and hereby covenants and agrees with Tarco that Striker will exert every reasonable effort to provide a steady and reliable source of supply of dry felt paper for Tarco and itself, to the extent provided in this Agreement.

         7. Cancellation for Cause. Either party hereto may cancel this Agreement if the other is in default of any material provisions of this Agreement and such default is not cured within 30 days from the effective date of a notice of default from a party hereto to the other specifying the nature of the default and the corrective action, if any, to be taken to cure the default, and if such corrective action is not taken within such 30-day period of time, this Agreement shall terminate and be of no further force and effect effective on and as of the 30th day following the effective date of such notice of default. In the event of a termination of this Agreement under the provisions of this Section 7, the remedy(ies) of the non-defaulting party against the defaulting party hereunder shall be determined under the applicable provisions of the Chapter 2, Subchapter G, captioned "Remedies", of the Texas Uniform Commercial Code, as promulgated in the Business and Commerce Code of the State of Texas, as it exists at the date hereof or is hereafter amended; provided, however, it is agreed that neither party hereto shall seek or be entitled to recover from the other consequential damages extending beyond the non-defaulting party's right of recovery of compensatory damages from the defaulting party under the Code limited only to the defaulting party's breach of or default under this Agreement.

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         8.       Notices. Any notice, request, instruction or other document to be given hereunder by either party to the other shall be given in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission to the respective addresses of the parties set forth below. Notice by personal delivery shall be effective upon receipt, notice deposited in the United States mail in the manner aforesaid shall be effective three days after deposit, and notice sent by facsimile transmission shall be effective upon confirmation to the notifying party of receipt of the transmission. Notice given in any other manner shall be effective only if and when received by the party to be notified. For purposes of this Agreement, the addresses of the parties shall be as follows:

         If to Tarco:                Tarco Building Materials, Inc.
                                     9315 U. S. Hwy 165 (England Highway)
                                     North Little Rock, Arkansas 72117
                                     Attn: David E. Snowden, Jr.
                                     Fax No. (501) 945-7718

         If to Striker:              Striker Paper Corporation
                                     One Riverway, Suite 2450
                                     Houston, Texas 77056
                                     Attn: R. W. Miller, President
                                     Fax No. (713) 622-9410

         With a copy to:             Striker Paper Corporation
                                     One Riverway, Ste. 2450
                                     Houston, Texas 77056
                                     Attn: Robert I. Beck, Esq., General Counsel
                                     Fax No. (713) 622-9410

Either party hereto may change its respective address aforesaid by notice given to the other party hereto in accordance with the provisions of this Section 8.

         9.      Miscellaneous. The parties hereto further agree as follows:

                 (a) Compliance with Laws. In performing this Agreement, all applicable governmental laws, regulations, orders and other rules of duly constituted authority will be followed and complied with in all respects by each party hereto.

                 (b) Assignment. No assignment by either party of any right hereunder, including the right to money due or to become due under this Agreement, or delegation of any duties under this Agreement shall be binding upon the other party without its written consent first had and obtained.

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                 (c)      Non-Waiver. Any failure by either party hereto to
enforce any provision of this Agreement shall not constitute a waiver of such provision(s) or prejudice the right of either party hereto to enforce such provision(s) at any subsequent time.

                 (d) Headings. Headings used in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

                 (e) Partial Invalidity. If any provision of this Agreement is or becomes void or unenforceable by force or operation of law, the other provisions hereof shall remain valid and enforceable.

                 (f) Modification. Oral statements and understandings are not valid or binding, and no change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, signed by both parties hereto and bears a date or effective date subsequent to the date hereof.

                 (g) Force Majeure. Any foregoing provision of this Agreement to the contrary notwithstanding, neither party hereto shall be liable to the other for any loss, injury, delay, damages or other casualties suffered or incurred by a party hereto due to strikes or other adverse union activity, riots storms, fires, explosions, acts of God, war, embargo, governmental action, or any other cause similar thereto which is beyond the reasonable control of a party hereto, and any failure or delay by either party hereto in the performance of any of its obligations under this Agreement due to one or more of the foregoing causes shall not be considered a breach of this Agreement.

                 (h) Entire Agreement. This Agreement contains the entire agreement of the undersigned parties hereto with respect to the subject matter hereof and neither party hereto shall be bound by any communication between them with respect to the subject matter hereof unless the same is in writing and bears a date contemporaneous with or subsequent to the date hereof.

                 (i) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the state of Texas.

                 (j) This Agreement is being executed on July 19, 1995, but will become effective on April 1, 1995.

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         IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed on its behalf by its undersigned officers hereunto duly authorized on July 19, 1995 effective as of the date first above indicated.

                              TARCO BUILDING MATERIALS, INC.


                              by: /s/ DAVID E. SNOWDEN
                                 --------------------------------------
                                    David E. Snowden, Jr. Vice President

                              STRIKER PAPER CORPORATION


                              by: /s/ R. W. MILLER
                                 --------------------------------------
                                    R. W. Miller, President




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